Exhibit 4.12
Execution Version

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 7, 2021, by and among the parties that are signatories hereto with respect to the Indenture referred to below.
WITNESSETH:
WHEREAS, each of the Company, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of November 22, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500,000,000 of 4.75% Senior Secured Notes due 2028 (the “Notes”) of the Company;
WHEREAS, the Indenture provides that under certain circumstances certain subsidiaries of the Parent Guarantor shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture to which such Subsidiary (the “Guaranteeing Subsidiary”) shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and
WHEREAS, pursuant to SECTION 9.1 of the Indenture, the Company, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE
Section 2.1 Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
Section 2.2 Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to ARTICLE X of the Indenture on a senior basis.
ARTICLE III
MISCELLANEOUS
Section 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.
Section 3.2 Release of Guarantee. This Note Guarantee shall be released in accordance with SECTION 10.2 of the Indenture.

Section 3.3 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 3.4 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 3.5 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 3.6 Benefits Acknowledged. The Guaranteeing Subsidiary's Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.
Section 3.7 Ratification of Indenture: Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 3.8 The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
Section 3.9 Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 3.10 Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.
Section 3.11 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

UNIFIED ENTERPRISES CORP.
VOXNEST, INC.
BLOGTALKRADIO, INC.
SPREAKER, INC.
TRITON DIGITAL, INC.
SPACIAL AUDIO SOLUTIONS, LLC
ANDO MEDIA, LLC
JELLI, INC.,
as Guarantors

By: /s/ Richard J. Bressler
Name:    Richard J. Bressler
Title:    President and Chief Financial            Officer

c/o iHeartCommunications, Inc.
20880 Stone Oak Parkway
San Antonio, Texas 78258
Attention: Chief Financial Officer
Acknowledged by:

IHEARTCOMMUNICATIONS, INC.

By: /s/ Richard J. Bressler
Name:    Richard J. Bressler
Title:    President and Chief Financial Officer
[Signature Page to Supplemental Indenture]

U.S. Bank National Association, as
Trustee and Collateral Agent

By:     /s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page to Supplemental Indenture]